UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2007

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

128 Sidney Street, Cambridge, MA 02139

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (617) 995-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

 (d): On April 26, 2007, ImmunoGen, Inc. (Nasdaq: IMGN) announced the addition of Mr. Stephen C. McCluski to the Company’s Board of Directors. Mr. McCluski will also serve as a member of the Audit Committee of the Board of Directors.  Mr. McCluski has more than thirty years of experience in financial management, including senior management experience at a NYSE-listed company. Mr. McCluski was Senior Vice President and CFO of Bausch & Lomb from 1995 through March 2007 and currently is serving as Senior Vice President, Corporate Strategy.  Mr. McCluski joined Bausch & Lomb in 1988 as Director, Financial Planning and Analysis for the Company’s Personal Product Division. He was promoted to Vice President and Controller for its Eyewear Division in 1989 and in 1992 he became president of the company’s Outlook Eyewear subsidiary. Mr. McCluski was promoted to Corporate Vice President and Controller in 1994 and the following year he became the CFO of the company. Prior to joining Bausch & Lomb, Mr. McCluski was with PricewaterhouseCoopers. In addition to being on the Board of Directors of ImmunoGen, Mr. McCluski is a member of the boards of Indevus Pharmaceuticals, Inc., the James P. Wilmot Cancer Center of the University of Rochester, and the greater Rochester Enterprise regional economic development organization.

In accordance with the ImmunoGen, Inc. 2004 Non-Employee Director Compensation and Deferred Share Unit Plan, as amended, during his first year of service Mr. McCluski is entitled to receive annual meeting fees of $35,000 per year, payable quarterly in arrears, and an initial annual retainer grant of $65,000 in deferred share units which will vest ratably over a three year period in quarterly increments based on the closing price of ImmunoGen common stock on April 26, 2007.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

 (d): The following exhibit is being furnished herewith:

Exhibit No.	Exhibit
99.1	Press Release of ImmunoGen, Inc. dated April 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: May 2, 2007	/s/ Daniel M. Junius

Daniel M. Junius
Executive Vice President and Chief Financial Officer